RCI Will Not Timely File 2Q19 10-Q; Reports Preliminary Results

HOUSTON, May 10, 2019 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) filed a Form 12b-25 with the Securities and Exchange Commission today reporting that it will not be able to timely file its Form 10-Q for the second fiscal quarter ended March 31, 2019.

In its filing, the company explained that in mid- and late 2018 a series of negative articles about RCI was anonymously published in forums associated with the short-selling community. Subsequent thereto in 2019, the SEC initiated an informal inquiry. In connection with these events, a special committee of the company’s Audit Committee engaged independent outside counsel to conduct an internal review. RCI and its management are cooperating with both the internal review and the SEC inquiry. Because the internal review is still ongoing, the company will be delayed in filing its Form 10-Q. RCI will take steps to file its second quarter 10-Q as soon as practicable.

The company also reported preliminary results for the March 31, 2019 quarter compared to the year-ago period as follows:

●	Total revenues of $44.8 million compared to $41.2 million on 47 and 43 units, respectively

●	Diluted EPS in the range of $0.65 to $0.70 compared to $0.48

●	Free cash flow of $8.8 million based on net cash provided by operating activities of $9.5 million, less maintenance capital expenditures of $0.7 million. For the first six months of FY19, free cash flow totaled $19.9 million based on net cash provided by operating activities of $21.0 million, less maintenance capital expenditures of $1.1 million.

These results are preliminary, unaudited, and subject to change based on the completion of our internal review and finalization of the company’s 10-Q. Accordingly, the review of interim financial information by our independent registered public accounting firm is also not complete.

Eric Langan, President & CEO of RCI, said, “Our businesses and financial condition remain strong, and we plan to continue to actively pursue our capital allocation strategy. In 2Q19, the company repurchased 70,700 shares for $1.6 million, for an average of $22.71 per share.”

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the Company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com